 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
PRESSRELEASE
____________________________________________________________________________

FOR IMMEDIATE RELEASE

Date:	July 29, 2014
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2014

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced record revenues of $128.9 million for the quarter ended June 30, 2014, an increase of 17% over revenues of $109.9 million for the quarter ended June 30, 2013. Revenues for the six-month period ended June 30, 2014 were a record $248.1 million, compared with $213.8 million for the corresponding period in 2013, an increase of 16%.
Merit’s non-GAAP net income for the quarter ended June 30, 2014 was $6.4 million, or $0.15 per share, compared to $6.3 million, or $0.15 per share, for the quarter ended June 30, 2013.
Merit’s non-GAAP net income for the six months ended June 30, 2014 was $11.8 million, or $0.27 per share, compared to $10.5 million, or $0.25 per share, for the corresponding period of 2013.
GAAP net income for the quarter ended June 30, 2014 was $3.7 million, or $0.09 per share, compared to $3.8 million, or $0.09 per share, for the comparable quarter of 2013.
GAAP net income for the six-month period ended June 30, 2014 was $6.5 million, or $0.15 per share, compared to $4.4 million, or $0.10 per share, for the corresponding period of 2013.
“We believe the plan for product and sales force focus is clearly working, and we anticipate continued growth going forward,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Although we have incurred some short-term expenses associated with the splitting of our U.S. sales force, thus far we have exceeded our initial sales estimates and we are optimistic that this trend will continue into the future as the subsidies expire. We believe these efforts will allow us to sell deeper into our product offering, provide better in-service and training opportunities, and build our overall branding efforts.”
“Our embolic business (BioSphere) continues to grow as our products are being rolled out and gain acceptance by physicians, especially in international markets,” Lampropoulos said. “We plan to introduce a new embolic product early next year which we expect to further enhance our product offering.”
“While our sales in China grew at 37% from the first six months of 2013 to the first six months of 2014 and our European direct and distributor business increased 30% during the same period, our sales in the United States rose 11%,” Lampropoulos continued. “We believe this is further indication of the success of our sales force split that commenced in January.”
“Our operational plans are proceeding with our move to our new facility in Pearland, Texas, which we expect to be completed by September 1,” Lampropoulos said. “We have frozen hiring throughout the company with the exception of some replacements, and we have directed our 2015 R&D spending to be limited to the base 2014 budget. Although we still have expenses associated with litigation and other subsidies to support the sales split, we are proceeding with great optimism as we prepare for 2015.”
“Recently we introduced several new products, including the PreludeEASE™ hydrophilic sheath introducer, the PhD™ hemostasis valve, the ReSolve® biliary catheter and the HeartSpan® steerable sheath introducer in Europe,” Lampropoulos said.
“We are in the process of converting several new radial customers in Great Britain,” Lampropoulos added. “We expect most of our new radial products to be approved for sale in the United States by year end.”
“As we work to control our expenses while growing sales, recognizing that many of the expenses for product launches, the sales force split, and the new facility startup are anticipated to be short-term, we see great opportunity for earnings growth in the future,” Lampropoulos said. “We have substantial manufacturing capacity and additional products in the pipeline which we believe will support growth without major capital expense.”
In the second quarter of 2014, compared to the second quarter of 2013, BioSphere sales grew 47%; stand-alone device sales were up 20%; inflation device sales increased 18%; catheter sales rose 14%; Malvern sales grew 13%; custom kit and tray sales increased 10%; and Endotek sales rose 7%. Excluding sales to an OEM customer, inflation device sales were up 12%.
For the six-month period ended June 30, 2014, compared to the six-month period ended June 30, 2013, BioSphere sales increased 38%; Malvern sales rose 29%; stand-alone device sales grew 19%; catheter sales were up 15%; inflation device sales rose 14%; custom kit and tray sales grew 7%; and Endotek sales rose 5%. Excluding sales to an OEM customer, inflation device sales were up 9%.
Merit’s non-GAAP gross profit was 45.3% of sales for the quarter ended June 30, 2014, compared to 44.9% of sales for the quarter ended June 30, 2013. Non-GAAP gross profit was 45.6% of sales for the six months ended June 30, 2014, compared to 44.6% of sales for the six months ended June 30, 2013. GAAP gross profit was 43.2% of sales for the quarter ended June 30, 2014, compared to 42.8% of sales for the quarter ended June 30, 2013. GAAP gross profit for the six months ended June 30, 2014 was 43.4% of sales, compared to 42.1% of sales for the six months ended June 30, 2013. The increase in gross profit for both periods was primarily related to lower average fixed overhead unit costs as the result of higher production volumes.
Merit’s non-GAAP selling, general and administrative expenses for the second quarter of 2014 were 29.1% of sales, compared to 27.4% of sales for the second quarter of 2013. Non-GAAP SG&A expenses for the six months ended June 30, 2014 were 29.5%, compared to 27.9% of sales for the six months ended June 30, 2013. GAAP selling, general and administrative expenses for the second quarter of 2014 were 30.0% of sales, compared to 28.7% of sales for the second quarter of 2013, and down from 30.8% of sales for the first quarter of 2014. For the six-month period ended June 30, 2014, SG&A expenses were 30.4% of sales, compared with 29.8% of sales for the first six months of 2013. The increase in SG&A expenses for both periods was primarily related to headcount additions and the costs to support Merit’s domestic sales force reorganization, as well as international sales expansion and costs associated with Merit’s new facility in Pearland, Texas, which are currently being recorded as SG&A expenses during a transition period of approximately six months as Merit completes the movement and qualification of production equipment from the old facility to the new facility.
Research and development costs during the second quarter of 2014 were 7.5% of sales, compared to 7.9% of sales for the second quarter of 2013. R&D costs were 7.4% of sales for the first six months of 2014, compared to 8.3% of sales for the corresponding period of 2013. The decrease in R&D expenses as a percentage of sales for both periods was primarily the result of a higher rate of sales growth, while slowing increases in R&D expenses for the three and six-month periods ended June 30, 2014, when compared to the same periods in 2013. For both periods in 2014, R&D expenses were higher than the corresponding periods in 2013, primarily as a result of headcount additions to support new product launches.
Merit’s effective tax rate for the second quarter of 2014 was 26.9%, compared with 25.0% for the second quarter of 2013. For the six-month period ended June 30, 2014, Merit’s effective tax rate was 27.1%, compared to 15.2% for the same period of 2013. Excluding the reinstatement in 2013 of the 2012 R&D tax credit of approximately $500,000, which was recorded in the first quarter of 2013, Merit’s effective tax rate would have been approximately 24.8% for the six months ended June 30, 2013. The increase in the effective tax rate for both periods, when compared to the prior year periods, was primarily the result of a higher mix of earnings from Merit’s U.S. operations, which are taxed at a higher rate than Merit’s foreign operations.

REVISED 2014 GUIDANCE
Based upon information currently available to Merit's management, Merit estimates that for the year ending December 31, 2014, absent extraordinary transactions, Merit's revenues will be in the range of $511-$515 million, an increase of approximately 14-15%, compared to revenues of $449.0 million for the year ended December 31, 2013. Also, based on information currently available to Merit's management, Merit estimates that, absent non-recurring transactions, Merit's GAAP earnings per share for 2014 will be in the range of $0.39-$0.43, compared to GAAP earnings per share of $0.39 for the year ended December 31, 2013, and non-GAAP earnings per share will be in the range of $0.61-$0.65, compared to non-GAAP earnings per share of $0.71 for the year ended December 31, 2013.

CONFERENCE CALL
Merit invites all interested parties to participate in its conference call today, July 29th, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (888) 397-5352, and the international number is (719) 325-2177. A live webcast as well as a rebroadcast of the call can be accessed at www.merit.com or through the webcasts tab at www.fulldisclosure.com

BALANCE SHEET
(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$9,401	$7,459
Trade receivables, net	67,345	60,186
Employee receivables	180	224
Other receivables	4,033	3,279
Inventories	86,471	82,378
Prepaid expenses	5,477	5,121
Prepaid income taxes	1,230	1,232
Deferred income tax assets	5,619	5,638
Income tax refunds receivable	297	398
Total Current Assets	180,053	165,915

Property and equipment, net	250,873	243,270
Intangibles, net	113,345	119,987
Goodwill	184,505	184,505
Deferred income tax assets	800	800
Other assets	14,544	13,806
Total Assets	$744,120	$728,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	28,180	26,511
Accrued expenses	31,141	27,702
Current portion of long-term debt	10,000	10,000
Advances from employees	660	292
Income taxes payable	1,161	1,089
Total Current Liabilities	71,142	65,594

Deferred income tax liabilities	2,533	2,548
Liabilities related to unrecognized tax benefits	1,767	2,031
Deferred compensation payable	8,365	7,833
Deferred credits	2,977	3,065
Long-term debt	238,375	238,854
Other long-term obligation	3,060	2,652
Total Liabilities	328,219	322,577

Stockholders' Equity
Common stock	181,983	177,775
Retained earnings	233,527	226,988
Accumulated other comprehensive income	391	943
Total stockholders' equity	415,901	405,706
Total Liabilities and Stockholders' Equity	$744,120	$728,283

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

SALES	$128,865	$109,875	$248,101	$213,823

COST OF SALES	73,241	62,890	140,434	123,845

GROSS PROFIT	55,624	46,985	107,667	89,978

OPERATING EXPENSES
Selling, general and administrative	38,599	31,557	75,373	63,685
Research and development	9,641	8,648	18,421	17,756
Total	48,240	40,205	93,794	81,441

INCOME FROM OPERATIONS	7,384	6,780	13,873	8,537

OTHER INCOME (EXPENSE)
Interest income	79	74	146	131
Interest (expense)	(2,353)	(1,842)	(4,959)	(3,381)
Other income	(28)	(7)	(92)	(70)
Total other income (expense) - net	(2,302)	(1,775)	(4,905)	(3,320)

INCOME BEFORE INCOME TAX EXPENSE	5,082	5,005	8,968	5,217

INCOME TAX EXPENSE	1,366	1,253	2,429	794

NET INCOME	$3,716	$3,752	$6,539	$4,423

EARNINGS PER SHARE-
Basic	$0.09	$0.09	$0.15	$0.10

Diluted	$0.09	$0.09	$0.15	$0.10

AVERAGE COMMON SHARES-
Basic	43,061	42,562	42,963	42,541

Diluted	43,310	42,670	43,272	42,753

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and six-month periods ended June 30, 2014 and 2013. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly-titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Non-GAAP ADJUSTMENTS
GAAP net income	$ 3,716	$ 3,752	$ 6,539	$ 4,423
Acquisition costs	56	27	86	494
Mark-up on finished goods (a)				580
Severance	39	266	121	1,346
Long-term asset impairment charges	287	53	321	53
Amortization of long-term debt issuance costs	247	199	494	398
Amortization of intangible assets
Cost of sales	2,784	2,363	5,521	4,726
SG&A expense	934	1,128	1,891	2,246
Contingent consideration expense (b)	8	17	19	33
Income tax effect of reconciling items (c)	(1,655)	(1,540)	(3,212)	(3,753)
Non-GAAP net income	$ 6,416	$ 6,265	$ 11,780	$ 10,546

Non-GAAP net income per share	$0.15	$0.15	$ 0.27	$ 0.25

Diluted shares used to compute
Non-GAAP net income per share	43,310	42,670	43,272	42,753
The non-GAAP income for adjustments referenced in the preceding table does not reflect stock-based compensation expense of approximately $324,000 for each of the three-month periods ended June 30, 2014 and 2013, respectively, and stock-based compensation of approximately $663,000 and approximately $783,000 for the six- month periods ended June 30, 2014 and 2013, respectively.

(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of Thomas Medical Products, Inc.
(b) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(c) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,000 people worldwide, with facilities in South Jordan, Utah; Angleton, Texas; Pearland, Texas, Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2013. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2013 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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